CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion or incorporation by reference in this Post Effective Amendment No. 3 to Form S-1 Registration Statement dated February 27, 2008, of the following:

Our report to the Stockholders and Board of Directors of Eden Energy Corporation dated March 21, 2007 on the consolidated financial statements of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

"DMCL"

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

February 27, 2008